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As filed with the Securities and Exchange Commission on May 10, 2012

No. 333-175878

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 8
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IGNITE RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	94-3421359 (I.R.S. Employer Identification No.)

9900 Westpark Drive, Suite 300
Houston, Texas 77063
(713) 366-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Raymond A. Blanchette, III
President and Chief Executive Officer
Ignite Restaurant Group, Inc.
9900 Westpark Drive, Suite 300
Houston, Texas 77063
(713) 366-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Christian O. Nagler Jason K. Zachary Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Keith M. Townsend King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 572-4600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Estimated Maximum Offering Price Per Share(2)	Estimated Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)(4)

Common Stock, $0.01 par value per share	6,634,615	$14.00	$92,884,610	$10,644.58

(1)
Includes 865,384 additional shares of common stock that the underwriters have the option to purchase.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)
Includes the offering price of any additional shares of common stock that the underwriters have the option to purchase.
(4)
Previously paid.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Pre-Effective Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-175878) of Ignite Restaurant Group, Inc. is filed for the purpose of adding exhibits to such Registration Statement and amending the Exhibit Index, which is incorporated by reference by "Part II—Item 16. Exhibits and Financial Statement Schedules".

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee.

Amount
SEC registration fee	$11,610
FINRA filing fee	$10,500
NASDAQ listing fee	$125,000
Printing expenses	$350,000
Accounting fees and expenses	$660,000
Legal fees and expenses	$1,300,000
Blue Sky fees and expenses	$2,500
Transfer Agent and Registrar fees and expenses	$15,000
Miscellaneous expenses	$154,000

Total	$2,628,610

Item 14.    Indemnification of Officers and Directors.

        Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation will provide for this limitation of liability.

        Section 145 of the DGCL ("Section 145"), provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

        The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, we have not issued any securities that were not registered under the Securities Act of 1933, as amended.

Item 16.    Exhibits

(a)   Exhibits

        The exhibit index attached hereto is incorporated herein by reference.

(b)   Financial Statement Schedules

        No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on May 10, 2012.

IGNITE RESTAURANT GROUP, INC.
By:	/s/ JEFFREY L. RAGER
	Name:	Jeffrey L. Rager
	Title:	Senior Vice President, Chief Financial Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated below:

Signatures	Title	Date
* Raymond A. Blanchette, III	President, Chief Executive Officer and Director (principal executive officer)	May 10, 2012
/s/ JEFFREY L. RAGER Jeffrey L. Rager	Senior Vice President, Chief Financial Officer and Director (principal financial officer and principal accounting officer)	May 10, 2012
/s/ EDWARD W. ENGEL Edward W. Engel	Senior Vice President, General Counsel and Director	May 10, 2012

*By:	/s/ JEFFREY L. RAGER Jeffrey L. Rager as attorney in fact

EXHIBIT INDEX

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1+	Form of Amended and Restated Certificate of Incorporation of Ignite Restaurant Group, Inc.
3.2+	Form of Amended and Restated Bylaws of Ignite Restaurant Group, Inc.
4.1+	Specimen Common Stock Certificate.
4.2+	Form of Registration Rights Agreement.
5.1*	Opinion of Kirkland & Ellis LLP.
10.1+	Credit Agreement, dated as of March 24, 2011, by and between Ignite Restaurant Group, Inc., as borrower, the guarantors named therein, General Electric Capital Corporation and the lenders named therein.
10.2+	Amendment No. 1, dated as of May 31, 2011, to the Credit Agreement, dated as of March 24, 2011, by and between Ignite Restaurant Group, Inc., as borrower, the guarantors named therein, General Electric Capital Corporation and the lenders named therein.
10.3+	Amendment No. 2, dated as of July 22, 2011, to the Credit Agreement, dated as of March 24, 2011, by and between Ignite Restaurant Group, Inc., as borrower, the guarantors named therein, General Electric Capital Corporation and the lenders named therein.
10.4+	Amendment No. 3, dated as of November 18, 2011, to the Credit Agreement, dated as of March 24, 2011, by and between Ignite Restaurant Group, Inc., as borrower, the guarantors named therein, General Electric Capital Corporation and the lenders named therein.
10.5+	Amendment No. 4, dated as of April 23, 2012, to the Credit Agreement, dated as of March 24, 2011, by and between Ignite Restaurant Group, Inc., as borrower, the guarantors named therein, General Electric Capital Corporation and the lenders named therein.
10.6+†	Form of Ignite Restaurant Group, Inc. 2012 Omnibus Incentive Plan.
10.7+†	Offer Term Sheet, effective as of May 21, 2007, between Joe's Crab Shack Holdings, Inc. and Raymond A. Blanchette, III.
10.8+†	Form of JCS Holdings, LLC Unit Grant Agreement.
10.9+	Third Amended and Restated Limited Liability Company Operating Agreement of JCS Holdings, LLC.
10.10+	Form of First Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement of JCS Holdings, LLC.
10.11+	Management Agreement, by and between J.H. Whitney Capital Partners, LLC, JCS Holdings, LLC, Ignite Restaurant Group, Inc. and certain of its subsidiaries party thereto.
10.12+†	Form of Directors and Officers Indemnification Agreement.
21.1+	List of Subsidiaries of Ignite Restaurant Group, Inc.
23.1+	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1+	Power of Attorney.
99.1+	Consent of Director Nominee (Richard P. Bermingham).
99.2+	Consent of Director Nominee (John Gilbert).
99.3+	Consent of Director Nominee (Zane Leshner).
99.4+	Consent of Director Nominee (Brian N. Cherry).
99.5+	Consent of Director Nominee (Paul R. Vigano).

*
Filed herewith.

†
Indicates a management contract or compensatory plan or arrangement.

+
Previously filed.

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  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Officers and Directors.
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits
  Item 17. Undertakings